SIFCO Industries, Inc. (“SIFCO”) Announces
First Quarter Fiscal 2019 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its first quarter of fiscal 2019, which ended December 31, 2018.
Fiscal Quarter results

•	Net sales in the first quarter of fiscal 2019 increased 19.9% to $29.1 million, compared with $24.3 million for the same period in fiscal 2018.

•	Net loss for the first quarter of fiscal 2019 was $1.3 million, or $(0.23) per diluted share, compared with net loss of $0.9 million, or $(0.17) per diluted share, in the first quarter of fiscal 2018.

•	EBITDA was $0.4 million in the first quarter of fiscal 2019 compared with $1.5 million in the first quarter of fiscal 2018.

•	Adjusted EBITDA in the first quarter of fiscal 2019 was $0.3 million compared with Adjusted EBITDA of a nominal amount in the first quarter of fiscal 2018.

CEO Peter W. Knapper stated, "We started the year off strong, with our sales being 19.9% higher than prior year. The quarter ended with a misfortune at one of our locations. Our Orange, California ("Orange") manufacturing facility experienced a fire, which caused damage to one of the three manufacturing buildings. The building that was damaged housed six of the eight presses on site. We are fully insured and actively working with our insurance carrier to return the site to full service as safely and quickly as possible. Since the fire, we have made significant progress in returning back to normal operations. We have a 3000T press entering production at a secondary location this week. Refurbishment work has begun on our 2500T press at the Orange location and is expected to be in service sometime in May. Once the refurbished press is completed and the impacted building is back in operation, we will have redundant capabilities for all products we produce at Orange. We appreciate the continued support that we have received and will continue to work directly with those impacted."

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2018 and other reports filed with the Securities & Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

First Quarter Ended December 31
(Amounts in thousands, except per share data)

	Three Months Ended December 31,
	2018	2017
Net sales	$29,067	$24,251
Cost of goods sold	26,330	22,222
Gross profit	2,737	2,029
Selling, general and administrative expenses	4,111	4,072
Amortization of intangible assets	414	425
Gain on disposal or impairment of operating assets	(282)	(1,400)
Operating loss	(1,506)	(1,068)
Interest income	(1)	(9)
Interest expense	292	444
Foreign currency exchange gain, net	(1)	(36)
Other income, net	—	(316)
Loss before income tax benefit	(1,796)	(1,151)
Income tax benefit	(514)	(240)
Net loss	$(1,282)	$(911)

Net loss per share
Basic	$(0.23)	$(0.17)
Diluted	$(0.23)	$(0.17)

Weighted-average number of common shares (basic)	5,535	5,502
Weighted-average number of common shares (diluted)	5,535	5,502

Non-GAAP Financial Measures
Presented below is certain financial information based on the Company's EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:

•	Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments on indebtedness;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;

•	The omission of the substantial amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and

•	Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA:

Dollars in thousands	Three Months Ended
	December 31,
	2018	2017
Net loss	$(1,282)	$(911)
Adjustments:
Depreciation and amortization expense	1,930	2,191
Interest expense, net	291	435
Income tax (benefit)	(514)	(240)
EBITDA	425	1,475
Adjustments:
Foreign currency exchange (gain), net (1)	(1)	(36)
Other income, net (2)	—	(316)
Gain on disposal and impairment of assets (3)	(282)	(1,400)
Equity compensation (4)	236	194
LIFO impact (5)	(36)	52
Adjusted EBITDA	$342	$(31)

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.

(2)
Represents miscellaneous non-operating income or expense, which previously consisted of rental income from the Company's Irish subsidiary (through first quarter 2018 when the building was sold). Included in fiscal 2018 was grant income that was realized that relates to the Company's Irish subsidiary.

(3)	Represents the difference between the proceeds from the sale of operating equipment and the carrying values shown on the Company’s books or asset impairment on long-lived assets.

(4)
Represents the equity-based compensation expense recognized by the Company under its 2016 Long-Term Incentive Plan (as the amendment and restatement of, and successor to, the 2007 Long-Term Incentive Plan) due to granting of awards, awards not vesting and/or forfeitures.

(5)	Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.

Contacts

SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com